Exhibit 99

News	[John Hancock Logo	]

John Hancock Financial Services to adjust deferred acquisition cost asset due to weak equity markets

Change expected to reduce third-quarter net operating income by
$27.5 million or $0.09 per share

Company sees third-quarter net operating income of $185.8 million, or $0.64 per share

BOSTON (October 25, 2002) – John Hancock Financial Services, Inc. (NYSE: JHF) today announced that it expected net operating income for the third quarter of 2002 to be reduced by $27.5 million after tax, or $0.09 per share, reflecting an adjustment of the deferred acquisition cost (DAC) asset for its variable annuity and variable life insurance products.

The company said the reduction, or negative “unlocking,” of its DAC asset was the result of the deterioration of equity markets over the last nine months and its decision to revise, to 8% from 9%, the long-term total return assumption for its variable annuity and variable life separate accounts.

The company said it expected to report net operating income for the third quarter of $185.8 million, or $0.64 per share diluted, including the impact of the DAC unlocking. In the third quarter of 2001, Hancock reported net operating income of $201.5 million, or $0.66 per share.

Net income for the quarter is expected to be $158.1 million, or $0.54 per share diluted, including net realized investment losses of $23.7 million and a restructuring charge of $4.0 million. Net income in the year-ago period was $165.2 million, or $0.54 per share.

“The market’s further collapse in the third quarter has made assumptions about expected future profits for variable products unrealistic for the insurance industry. Following a detailed DAC assessment, we have adjusted our assumptions accordingly,” said David F. D’Alessandro, chairman and chief executive officer.

“Also, with this unlocking, our previous guidance for 8-11% growth in 2002 net operating EPS is no longer realistic. We now expect full-year growth of 5%-9% over the $2.62 per share we earned in 2001.”

As previously announced, Hancock plans to announce full third-quarter results on Thursday, October 31, after the close of the stock market, and will hold its quarterly conference call for investors on Friday, November 1, at 10 a.m. Eastern.

All financial guidance is subject to change. (See Forward-looking Statements section below.)

        Details on DAC unlocking

Under generally accepted accounting principles (GAAP) for life and annuity products, certain sales-related expenses are deferred and capitalized as an asset on the balance sheet. The valuation of this DAC asset is assessed periodically, based on estimated gross profit margins of the underlying products.

Returns from separate accounts, the investment funds supporting variable annuity and life products, are important in projecting fee income for gross profit margins, as fees are based on account balances. In estimating future returns, Hancock uses both a long-term rate of return assumption and a “reversion to the mean” approach whereby deviations from the long-term return are assumed to reverse over a five-year period, subject to maximum and minimum limits.

After the Standard & Poor’s 500 index fell 29% in the first nine months of 2002 – almost 18% in the third quarter alone – the company concluded that a long-term rate of return assumption of 8% and a maximum limit of 13% for the next five years’ return were reasonable.

“We believe these assumptions, as well as our adjusted DAC asset balance, are appropriate in light of historical experience and reasonable expectations,” said Thomas E. Moloney, senior executive vice president and chief financial officer. “Since estimated gross profit margins for the affected products are lower, we will negatively unlock the related DAC asset on the balance sheet to reflect the change. On the income statement, the unlocking will increase amortization expense and reduce net operating income.”

Moloney said the net operating income was reduced $20.2 million in variable annuities and $7.3 million in variable life.

        Forward-looking Statements

The statements, analyses, and other information contained herein relating to trends in the company’s operations and financial results, the markets for the company’s products, the future development of the company’s business, and the contingencies and uncertainties to which the company may be subject, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Such statements are made based upon management’s current expectations and beliefs concerning future events and their potential effects on the company.

Future events and their effects on the company may not be those anticipated by management. John Hancock’s actual results may differ materially from the results anticipated in these forward-looking statements.

For a discussion of factors that could cause or contribute to such material differences, investors are directed to the risks and uncertainties discussed in our Form 10-K for the year ended December 31, 2001, and other documents filed by the company with the Securities and Exchange Commission. These risks and uncertainties include, without limitation, the following: changes in general economic conditions; the performance of financial markets and interest rates; customer responsiveness to existing and new products and distribution channels; competitive and business factors; new tax or other legislation; and government regulation.

The company specifically disclaims any obligation to update or revise any forward looking information, whether as a result of new information, future developments or otherwise.

        Contacts

Media: Roy Anderson, 617-572-6385; Leslie Uyeda, 617-572-6387
Investors: Jean Peters, 617-572-9282; Larry Edelman, 617-572-0521